Exhibit 10.1
AMENDMENT
to the
CSX Executives’ Deferred Compensation Plan

(originally effective January 1, 2005, as amended and restated effective January 1, 2021, and as further amended and restated effective as of July 11, 2023)

WHEREAS, CSX Corporation (“CSX”) sponsors the CSX Executives’ Deferred Compensation Plan (originally effective January 1, 2005, as amended and restated effective January 1, 2021, and as further amended and restated effective as of July 11, 2023) (the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, CSX reserves the right to amend the Plan in whole or in part at any time.

NOW THEREFORE, the Company hereby amends the Plan as follows, effective as of June 1, 2026:
* * * * *
Section 12.05 of the Plan is hereby amended in its entirety to read as follows:

“12.05. Nonalienation.

Except to the extent otherwise required by law, or as provided in the last sentence of this Section 12.05, the right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Member, beneficiary or contingent beneficiary in any manner and any attempt to do so shall be void. No such benefit shall be subject to garnishment, attachment or other legal or equitable process without the prior written consent of the Affiliated Companies. Notwithstanding the foregoing, the Administrator shall permit the payment of part or all of a Member’s benefit under the Plan to an individual other than the Member to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).”